UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  01/03/2005

VALASSIS COMMUNICATIONS, INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  1-10991

DE	38-2760940
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

19975 Victor Parkway, Livonia, MI 48152
(Address of Principal Executive Offices, Including Zip Code)

734-591-3000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On December 7, 2004, the Board of Directors of Valassis Communications, Inc. (the "Company") amended the compensation plan for the Company's Independent Directors by increasing the annual retainer and meeting fees by 3.5%. Effective January 1, 2005, the Company will pay directors who are not employed by the Company an annual retainer of $40,600 comprised of $17,033 in cash plus an annual grant of restricted stock with a fair market value of $23,567, granted on a pro-rated quarterly basis. Each outside director also will receive $2,434 for participating in a board meeting and $1,217 for participating in a committee meeting, provided, however, that if the meeting is held telephonically, the meeting fee will be reduced to $1,217 and $608, respectively. All other terms of the Company's annual independent director compensation remains the same.

In addition, effective January 1, 2005, per contractual agreement base salaries for the named executive officers of the Company increased as follows:

Alan F. Schultz             $780,000 (from $760,000)
Robert L. Recchia          $390,000 (from $380,000)
Barry P. Hoffman          $390,000 (from $380,000)
Richard P. Herpich         $360,000 (from $350,000)
William F. Hogg            $290,000 (from $275,000)

These increases in base salary were approved by the Compensation Committee which annually reviews and approves the corporate goals and objectives relevant to the compensation of the CEO and other corporate officers and sets compensation levels based on such evaluation. The Committee evaluates the annual base salaries by assessing performance in terms of a number of financial and non-financial goals, such as sales growth, earnings, competitive environment, employee retention and such other factors the Committee determines appropriate.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

VALASSIS COMMUNICATIONS, INC

Date: January 07, 2005.	By:	/s/ Barry P. Hoffman
Barry P. Hoffman
Executive Vice President and Legal Counsel